UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2009

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On January 23, 2009 Avista Corporation (Avista Corp.) filed general rate cases with the Washington Utilities and Transportation Commission (WUTC) and the Idaho Public Utilities Commission (IPUC).

In the WUTC general rate case filing, Avista Corp. has requested a net electric rate increase of 8.6 percent. The net electric rate increase is based on a requested 16.0 percent increase in billed rates with an offsetting 7.4 percent reduction in the current Energy Recovery Mechanism surcharge. Avista Corp. is also requesting a 2.4 percent increase in natural gas rates. The filing is designed to increase annual base electric service revenues by $69.8 million ($37.5 million net after considering the reduction in the current Energy Recovery Mechanism surcharge) and increase annual natural gas service revenues by $4.9 million. Avista Corp.’s request is based on a proposed rate of return on rate base of 8.68 percent, with a common equity ratio of 47.5 percent and an 11.0 percent return on equity.

In the IPUC general rate case filing, Avista Corp. has requested a net electric rate increase of 7.8 percent. The net electric rate increase is based on a requested 12.8 percent increase in billed rates with an offsetting 5.0 percent reduction in the current Power Cost Adjustment surcharge. Avista Corp. is also requesting a 3.0 percent increase in natural gas rates. The filing is designed to increase annual base electric service revenues by $31.2 million ($18.9 million net after considering the reduction in the current Power Cost Adjustment surcharge) and increase annual natural gas service revenues by $2.7 million. Avista Corp.’s request is based on a proposed rate of return on rate base of 8.8 percent, with a common equity ratio of 50 percent and an 11.0 percent return on equity.

The WUTC has up to 11 months and the IPUC has up to seven months to review the respective filings.

The requested electric rate increases in both states are primarily driven by an increase in costs for generating and purchasing electricity to serve growing energy needs, for investments made to continue upgrading the company’s infrastructure, and to comply with environmental and legal requirements associated with relicensing the Spokane River hydroelectric facilities and compensation to the Coeur d’Alene Tribe. The costs for generating and purchasing power have increased over last year due in part to the need to replace expiring low-cost power contracts and to acquire new resources to serve customer energy needs.

The requested natural gas increases in both states are driven primarily by increased operating costs and upgrades in the distribution system which delivers natural gas directly to customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: January 27, 2009	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer